ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

         The Investment Advisory Agreement (the "Agreement"), made the 8th day of March, 1990 and amended the 15th day of May, 1995 and the 19th day of November, 1997, between the AUL American Series Fund, Inc. (the "Fund"), a Maryland corporation, and American United Life Insurance Company(R) (the "Adviser" or "AUL"), a life insurance company domiciled in Indiana, is hereby amended by the addition of the provisions set forth in this addendum to the Agreement, which is made this 29th day of March, 1999.

WITNESSETH:

WHEREAS, the Fund has appointed American United Life Insurance Company(R) to serve as the Investment Adviser to the Fund under the terms and conditions of the Agreement; and

WHEREAS, the Fund has agreed to made certain payments to AUL for performing the services set forth in the Agreement; and

WHEREAS, AUL has offered, effective May 1, 1999, to reduce the advisory fee paid to it for the Money Market Portfolio under the Agreement; and

WHEREAS, the Fund is willing to agree to this reduction in the fee paid to the Adviser for the Money Market Portfolio effective May 1, 1999;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

Paragraph Six (6) "Compensation" of the Agreement is hereby amended by this Addendum to read as follows:

6. Compensation. In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a fee with respect to each of the AUL American Equity, AUL American Bond, and AUL American Managed Portfolios, calculated and accrued daily and paid each month, according to the following formula: (A) an amount at an annual rate of 0.50% of the average daily net assets of the AUL American Equity, AUL American Bond and AUL American Managed Portfolios, and an amount at an annual rate of 0.40% of the average daily net assets of the Money Market Portfolio; (B) minus, until the later of the Termination of the Expense Assumption Agreement or December 31, 1990, the amount by which the Portfolio's aggregate ordinary operating expenses exceed 1.0% of the Portfolio's average daily net assets during the year, but in no event more than the amount described in (A), above (the "Reduced Amount"), if any; and (C) plus, if the aggregate ordinary operating expenses of the Portfolio are less than 1.0% of the Portfolio's average daily net assets during the year and if this Agreement is still in effect, the lesser of (i) any Reduced Amount attributable to any of the preceding five years that has not been previously reflected in a fee increase received by the Adviser, with such Reduced Amounts considered in the chronological order of their occurrence, or (ii) an amount which, when added to the Portfolio's other ordinary operating expenses, will cause the Portfolio's total ordinary operating expenses to equal 1.0% of the Portfolio's average daily net assets during the year. For purposes of this provision, ordinary operating expenses shall not include interest, taxes, brokerage commissions, legal claims and liabilities, litigation costs and indemnification payments in connection with litigation, and other extraordinary expenses. In consideration of the services to be rendered by the Adviser under this Agreement,

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the  Fund  shall  pay the  Adviser  a fee with  respect  to the  Tactical  Asset
Allocation Portfolio, calculated and accrued daily and paid each month, equal at an annual rate of 0. 80 % of the average daily net assets of such Portfolio and a fee with respect to the LifeStyle Portfolios, calculated and accrued daily and paid each month, equal at an annual rate of 0.70% of the average daily net assets of such Portfolios.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.


On Behalf of AUL AMERICAN SERIES FUND, INC.


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ATTEST: Richard A. Wacker, Secretary     James W. Murphy, Chairman of the Board
        to the Board of Directors        of Directors


On Behalf of AMERICAN UNITED LIFE INSURANCE COMPANY(R)


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ATTEST: William R. Brown, Secretary      Jerry D. Semler, Chairman of the Board,
        the Board of Directors           President and Chief Executive Officer








































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